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                                                                Rule 424(b)(3)
                                                   Registration No. 333-112274


          Addendum to Prospectus Supplement Dated February 26, 2004

                                                 Dated: August 1, 2005

                               STATE OF ISRAEL
                  EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                                $2,100,000,000
                       ZERO COUPON DOLLAR SAVINGS BONDS


The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the Sales Period commencing on August 1, 2005 and terminating on August 31, 2005 is $3,809 representing an effective yield to maturity of 4.65%.

Effective as of May 1, 2005 the aggregate maturity amount of the Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bonds offered under this prospectus has been increased to $2,100,000,000.

To ensure purchase of a Bond at such interest rate, all supporting documentation must be received in a form acceptable to Israel and the full purchase must be accepted by Israel by August 26, 2005.